Exhibit 10.1

RESALE ORGANIZATION AGREEMENT

This Resale Organization Agreement (this “Agreement”) is entered into as of April 14, 2026, by and among Stereotaxis, Inc., a Delaware corporation (the “Purchaser”), and the sellers listed on Exhibit A hereto (each, a “Seller,” and collectively, the “Sellers”).

RECITALS

WHEREAS, Purchaser and the Sellers have entered into that certain Share Sale Agreement, dated as of April 14, 2026 (the “SPA”), pursuant to which Purchaser has agreed to issue to the Sellers shares of Purchaser Common Stock and Purchaser Warrants as consideration for the acquisition of their securities of Robocath S.A.;

WHEREAS, pursuant to Section 2.2(a)(v) of the SPA, the parties have agreed to enter into this Agreement to govern the orderly resale of Registrable Securities following the Closing;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I — DEFINITIONS

Except as otherwise defined in the Agreement, capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA. In addition, the following terms shall have the meanings set forth below:

●	“Daily Volume Cap” means 15% of the average daily trading volume of Purchaser Common Stock on its principal trading market over the ten (10) trading day period ending on the date immediately prior to the date on which the Daily Volume Cap applies.

●	“EIB” means the European Investment Bank, having its seat at 100 blvd Konrad Adenauer, Luxembourg, L-2950 Luxembourg, and/or any of its Affiliates, and/or any trust, fiduciary or other similar structure appointed by the European Investment Bank, at its sole discretion, to hold Purchaser Common Stock or Purchaser Warrants on its behalf and to handle any associated market notifications, as applicable.

●	“EIB Priority Shares” means the shares of Purchaser Common Stock issued or issuable to EIB (including upon exercise of any Purchaser Warrants) pursuant to the SPA and each Pre-Funded Warrant to Purchase Common Stock issued by Purchaser to EIB from time to time as provided in the SPA.

●	“Priority Period” means the period commencing on the Closing Date and ending on the earlier of (i) the date on which EIB notifies that it has sold all its EIB Priority Shares and (ii) six (6) months as from the Closing Date.

●	“Restricted Period” means the period commencing on the Closing Date and ending on the date that all Registrable Securities have been sold or may be freely sold pursuant to Rule 144 without restriction.

ARTICLE II — PRIORITY RESALE RIGHTS

During the Priority Period, EIB shall benefit from a priority right to effect sales of its shares of Purchaser Common Stock in priority to any other Seller, subject to the Daily Volume Cap. For the avoidance of doubt, EIB’s exercise of its priority resale right hereunder remains subject to all applicable US federal securities laws.

ARTICLE III — VOLUME LIMITATIONS and Coordination of Sales

Section 3.1. Daily Volume Cap. During the Restricted Period, the Sellers, collectively, shall not sell in open-market transactions more than the Daily Volume Cap in any single trading day. Each Seller’s individual allocation of the Daily Volume Cap shall be determined as follows:

(a)	During the Priority Period, the Daily Volume Cap shall be allocated in priority to the EIB, with any remaining capacity (if any) allocated pro rata among the other Sellers based on their respective holdings of Registrable Securities; and

(b)	Following the Priority Period, the Daily Volume Cap shall be allocated pro rata among all Sellers, unless otherwise agreed among the Sellers, based on their respective holdings of Registrable Securities as of the first trading day following the end of the Priority Period.

Section 3.2. No Price-Based Restrictions. For the avoidance of doubt, no Seller shall be subject to any restriction on the price at which it may sell its shares of Purchaser Common Stock, and no minimum sale price shall apply.

Section 3.3. Coordination of Sales. During the Restricted Period, following the end of the Priority Period, all Sellers shall use commercially reasonable efforts to coordinate their sales through a single agreed broker or agreed trading windows (if mutually agreed, but not mandatory) to ensure (i) orderly execution and minimize market disruption and (ii) compliance with the limitations described herein. The parties shall cooperate with each other and Purchaser’s transfer agent in effectuating reasonable procedures and safeguard (including, if appropriate legends or stop transfer instructions) to implement the terms of this Agreement. For the avoidance of doubt, the provisions of this Section 3.3 shall not prevent any of the Sellers from entering into an arrangement with a broker of its choice.

ARTICLE IV —Block Trades and Privately Negotiated Transactions

Nothing in this Agreement, including the Daily Volume Cap and the priority right, shall restrict any Seller from effecting privately negotiated transfers or block trades of Registrable Securities; provided that (i) any such transfer complies with or is exempt from applicable securities laws, including the Securities Act and any applicable state and international securities laws, (ii) any transferee who is not named as a selling stockholder in the Registration Statement shall either (A) if requested by such transferee, be added to the Registration Statement pursuant to a prospectus supplement or post-effective amendment filed by Purchaser in accordance with Section 6.10(b) of the SPA, subject to such transferee providing the questionnaire and other materials reasonably requested by Purchaser pursuant to Section 6.10(b) of the SPA and provided that, if such transferee is not eligible to be added by a prospectus supplement and must be added by post-effective amendment, Purchaser may delay such post-effective amendment until the time of Purchaser’s next periodic report filing date under the Exchange Act, and shall not be required to post-effectively amend the Registration Statement more frequently than once per quarter, or (B) rely on an available exemption from the registration requirements of the Securities Act, including Rule 144, and (iii) any such transferee shall agree in writing to be bound by the terms of the Resale Organization Agreement and Section 6.10 of the SPA, as applicable.

Notwithstanding anything to the contrary in this Agreement, EIB shall be free to sell, dispose of or otherwise transfer any of the Purchaser Warrants it holds without any limitation or restriction, including restriction on the price at which it may sell its Purchaser Warrants, and no minimum sale price shall apply in accordance with the terms of the Purchaser Warrants, provided any such sale, disposition or transfer complies with or is exempt from applicable securities laws, including the Securities Act and any applicable state and international securities laws and provided further that any such transferee of Purchaser Warrants shall agree in writing that any shares of Purchaser Common Stock issuable on exercise of such Purchaser Warrants shall be bound by the terms of the Resale Organization Agreement and Section 6.10 of the SPA, as applicable.

ARTICLE V — MOST FAVORED NATION

If, at any time during the Restricted Period, the Purchaser enters into any agreement, arrangement, or understanding with any holder of Purchaser Common Stock (other than the Sellers) that provides such holder with daily trading volume allowances or other volume-related resale terms that are more favorable than those set forth in this Agreement, the Purchaser shall promptly notify the Sellers in writing of such terms, and in any event no later than five (5) days thereafter, and the Sellers shall automatically be entitled to the benefit of such more favorable terms, which shall be deemed to amend and supplement the corresponding provisions of this Agreement (notwithstanding Section 7.2 of this Agreement), effective as of the date such more favorable terms are granted to such other holder. In the event that the Purchaser fails to provide such written notice within five (5) Business Days of granting such more favorable terms to such other holder, the Sellers shall be deemed to have received such notice as of the date such more favorable terms were granted, and shall be entitled to the benefit thereof from such date. For the avoidance of doubt, the foregoing shall apply to any increase in the Daily Volume Cap or any relaxation of the volume limitations set forth herein, whether granted on an individual or aggregate basis.

ARTICLE VI — TENDER OFFERS AND CHANGE OF CONTROL TRANSACTIONS

Notwithstanding anything to the contrary in this Agreement, in the event that a bona fide tender offer, exchange offer, or similar takeover bid is commenced by any person (other than a Seller or any of its Affiliates) for all or substantially all of the outstanding shares of Purchaser Common Stock, each Seller shall be entitled to tender, exchange, or otherwise offer for sale all of its shares of Purchaser Common Stock (including all Registrable Securities) in connection with such offer or bid, without regards to any volume limitations, Daily Volume Cap restrictions, priority rights, or other resale restrictions set forth in this Agreement. For purposes of this Article VI, a tender offer, exchange offer, or similar takeover bid shall be deemed to have “commenced” as of the date of its public announcement. The restrictions set forth in this Agreement shall be automatically suspended with respect to any such tender, exchange, or offer for the duration of the applicable offer period and shall be reinstated upon the expiration, termination, or withdrawal of such offer or bid, provided that such reinstatement shall not take effect until the third (3rd) Business Day following such expiration, termination, or withdrawal (the “Reinstatement Date”), during which period Sellers shall remain free to complete any tendering or transfer of shares initiated prior to such expiration, termination, or withdrawal, to the extent any Registrable Securities remain held by the Sellers.

ARTICLE VII — GENERAL PROVISIONS

Section 7.1. Term. This Agreement shall remain in effect until the end of the Restricted Period, unless earlier terminated by written agreement of Purchaser and the Sellers.

Section 7.2. Amendment. This Agreement may not be amended, modified, or supplemented except by a written instrument signed by Purchaser and the Sellers.

Section 7.3. Incorporation by Reference. Sections 10.5 (Notice), 10.6 (Counterparts), 10.7 (Entire Agreement; No Third Party Beneficiaries), 10.8 (Severability), 10.9 (Governing Law), 10.10 (Venue and Jurisdiction), 10.11 (Enforcement), 10.13 (Headings), and 10.14 (Days) of the SPA shall apply to this Agreement mutatis mutandis.

[Signature pages follow]

/s/ Philippe Bencteux

PHILIPPE BENCTEUX

/s/ Steve Wagner
/s/ Nona Catalina Cernov-Vivirschi

EUROPEAN INVESTMENT BANK
Represented by Mr. Steve Wagner and Mrs. Nona Catalina Cernov-Vivirschi

/s/ Arthur Duwiquet

NORMANDIE PARTICIPATIONS Represented by Mr. Arthur Duwiquet

/s/ Yves Guiol

FCPR CROISSANCE ET PROXIMITE 2
Represented by Mr. Yves Guiol

/s/ Yves Guiol

waterstart capital
Represented by Mr. Yves Guiol

/s/ Philippe Bencteux

OTHER SELLERS Represented by Mr. Philippe Bencteux (Excluding NORMANDIE PARTICIPATIONS, FCPR CROISSANCE ET PROXIMITE 2 and WATERSTART CAPITAL)

EXHIBIT A — LIST OF SELLERS

1.	Philippe Bencteux

2.	EIB

3.	Dominique Destriez

4.	Sébastien Deboeuf

5.	Clémentine Liard

6.	FPCI GO CAPITAL AMORCAGE

7.	FCPR CROISSANCE ET PROXIMITE 2

8.	WATERSTART CAPITAL

9.	Normandie Participations

10.	FCPR W PME Multistratégies

11.	FCPI Santé et Digital

12.	FCPI Santé et Digital II

13.	CAIT (Crédit Agricole Innovations et Territoires)

14.	FCPI AMUNDI AVENIR INNOVATION (Supernova)

15.	Cardio Participations

16.	JMJ (Jean Furet)

17.	FactoGeo

18.	Nicolas Buquet

19.	LBLI

20.	Michel Rault

21.	Gerard Georgeault

22.	AM DEVELOPPEMENT

23.	Jacques Lecouillard (décédé : indivision)

24.	Dominique Leroy

25.	LDLH

26.	CADEIS (Gerard Georgeault)

27.	Jacques Delfosse

28.	Roger Marc Pouget

29.	Frédéric Chapron

30.	Francis Labrunye

31.	Franck Martin

32.	Gérard Ducourret

33.	FINANCIERE FURSTENFELD

34.	David Leray

35.	MICROPORT CARDIOVASCULAR LLC

36.	Li (Rocky) Shen

37.	Objectif Innovation 10 (Anaxago)

38.	Objectif Innovation 63 (Anaxago)

39.	Trefoil Investments S.à r.l.

40.	Tuskark Technology Investment Europe S.à r.l.

41.	CS Group

42.	CEN INNOVATION